Exhibit 99.1

Gain Therapeutics Announces Third Quarter 2023 Financial Results and Business Update

Phase 1 clinical study of GT-02287 initiated; dosing escalation on schedule

BETHESDA, Md., Nov. 14, 2023 -- Gain Therapeutics, Inc. (Nasdaq: GANX) (“Gain”, or the “Company”), a clinical-stage biotechnology company leading the discovery and development of the next generation of allosteric small molecule therapies, today announced financial results for the third quarter ended September 30, 2023, and highlighted recent corporate progress.

“With the compelling preclinical data we presented at the International Congress of Parkinson’s Disease and Movement Disorders and the initiation of our Phase 1 clinical trial of GT-02287, we have made tremendous progress this past quarter,” said Matthias Alder, Chief Executive Officer of Gain Therapeutics. “Dose escalation continues as planned, and we look forward to providing updates on the study in the first half of next year.”

Pipeline Updates

●	Presentation of late breaking preclinical data at the International Congress of Parkinson's Disease and Movement Disorders in Copenhagen, Denmark: Gain presented data from two distinct preclinical models of Parkinson’s disease (PD) demonstrating that the administration of GT-02287 resulted in restored GCase function and a significant reduction of the pathological hallmarks and motor dysfunction associated with Parkinson’s disease. In addition, the data presented in the poster accepted as a late breaking abstract demonstrated that administration of GT-02287 led to a significant reduction of plasma levels of the emerging neurodegeneration biomarker neurofilament light chain (NfL) in an animal model of GBA1-PD, providing direct evidence of the neuroprotective effect and the potential of GT-02287 to slow or even stop the progression of Parkinson’s disease;
●	Commencement of Phase 1 Clinical Trial: Gain received approval from the Bellberry Human Research Ethics Committee (HREC) in Australia to initiate a Phase 1 clinical study of GT-02287 evaluating safety, tolerability, pharmacokinetics, and pharmacodynamics measured by blood levels of glucocerebrosidase (GCase) activity, a readout which may provide early clinical proof of concept. Dosing of the first two subjects occurred in September, and dose escalation is ongoing;
●	Research collaborators of Gain link GCase dysfunction to lysosomal accumulation of Tau protein, suggesting a role in both Parkinson’s (PD) and Alzheimer’s disease

(AD): In a paper published in Nature Scientific Reports, Gain collaborators at the Institute for Research in Biomedicine and the NeuroCenter of Southern Switzerland of EOC have shown that GCase and lysosomal dysfunction is associated with tau accumulation. This provides further scientific validation of the potential of GT-02287 to provide a disease-modifying treatment not only in Parkinson’s disease but also tauopathies such as Alzheimer’s disease.

Upcoming Milestones

●	Completion of the single ascending dose part of the Phase 1 clinical trial of GT-02287 expected late Q4 or early Q1 2024, with demonstration of safety and tolerability of GT-02287 after single administration.
●	Completion of the multiple ascending dose part of the Phase 1 clinical trial of GT-02287 expected in Q2 2024, with demonstration of safety and tolerability of GT-02287 after 14-day treatment, and the potential to provide early clinical proof-of-concept of GT-02287 target engagement in human subjects.
●	Initiation of first-in-patient proof of concept study in H2 2024, with demonstration of safety and tolerability of GT-02287 in Parkinson’s patients after 3-month treatment, and the potential to provide biomarker-based clinical proof-of-concept of GT-02287.

Financial Results

Research and development (R&D) expenses totaled $2.4 million for the three months ended September 30, 2023, compared to $2.0 million for the same period in 2022. The $0.4 million increase in R&D expense was primarily due to increases in costs associated with clinical and preclinical studies, quality and manufacturing as Gain’s GBA1 PD program entered a Phase 1 clinical trial during the third quarter of 2023.

General and administrative (G&A) expenses totaled $2.5 million for the three months ended September 30, 2023, compared to $2.8 million for the same period in 2022. The decrease in G&A expenses of $0.3 million was primarily due to lower legal and professional fees.

Net loss for the three months ended September 30, 2023, was $4.7 million, or $0.37 per share basic and diluted, including non-cash stock-based compensation expense of $0.8 million, compared to a net loss of $4.6 million, or $0.38 per share basic and diluted, which included non-cash stock-based compensation expense of $0.4 million for the three months ended September 30, 2022.

Cash, cash equivalents and marketable securities were $12.3 million as of September 30, 2023, which the Company believes is sufficient to support operations into the third quarter of 2024.

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues:
Collaboration revenues	$—	$—	$55,180	$132,640
Other income	—	—	—	7,468
Total revenues	$—	$—	$55,180	$140,108

Operating expenses:
Research and development	(2,367,482)	(1,964,784)	(9,146,630)	(6,103,448)
General and administrative	(2,517,523)	(2,786,200)	(8,754,453)	(7,252,506)
Total operating expenses	(4,885,005)	(4,750,984)	(17,901,083)	(13,355,954)

Loss from operations	$(4,885,005)	$(4,750,984)	$(17,845,903)	$(13,215,846)

Other income/(expense):
Interest income, net	106,000	153,332	387,964	211,580
Foreign exchange gain/(loss), net	82,198	43,491	(20,839)	102,865
Loss before income tax	$(4,696,807)	$(4,554,161)	$(17,478,778)	$(12,901,401)

Income tax	(21,456)	(4,048)	(64,773)	(14,871)

Net loss	$(4,718,263)	$(4,558,209)	$(17,543,551)	$(12,916,272)

Net loss per shares:
Net loss per share attributable to common stockholders - basic and diluted	$(0.37)	$(0.38)	$(1.42)	$(1.09)
Weighted average common shares - basic and diluted	12,701,401	11,883,368	12,342,031	11,883,368

GAIN THERAPEUTICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

	September 30,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$4,272,501	$7,311,611
Marketable securities - current	7,960,311	12,826,954
Tax credits	101,911	103,877
Prepaid expenses and other current assets	906,834	848,854
Total current assets	$13,241,557	$21,091,296

Non-current assets:
Marketable securities - non current	$—	$1,941,488
Property and equipment, net	127,393	144,379
Internal-use software	189,242	213,967
Operating lease - right of use assets	490,759	659,933
Restricted cash	31,145	30,818
Long-term deposits and other non-current assets	17,352	17,506
Total non-current assets	855,891	3,008,091
Total assets	$14,097,448	$24,099,387

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$1,376,859	$1,626,100
Operating lease liability - current	231,164	229,080
Other current liabilities	2,692,587	2,106,756
Deferred income - current	1,353,541	55,180
Loans - current	109,281	108,135
Total current liabilities	$5,763,432	$4,125,251

Non-current liabilities:
Defined benefit pension plan	$160,512	$157,580
Operating lease liability - non-current	263,460	441,784
Deferred income - non-current	144,339	—
Loans - non-current	434,938	495,258
Total non-current liabilities	1,003,249	1,094,622
Total liabilities	$6,766,681	$5,219,873

Stockholders’ equity
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; nil shares issued and outstanding as of September 30, 2023 and December 31, 2022.	—	—
Common stock, $0.0001 par value: 50,000,000 shares authorized; 12,782,861 issued and outstanding as of September 30, 2023; 11,883,368 issued and outstanding as of December 31, 2022.	1,278	1,189
Additional paid-in capital	63,298,577	57,358,895
Accumulated other comprehensive income	90,660	35,627
Accumulated deficit	(38,516,197)	(20,925,459)
Loss for the period	(17,543,551)	(17,590,738)
Total stockholders’ equity	7,330,767	18,879,514
Total liabilities and stockholders’ equity	$14,097,448	$24,099,387

About GT-02287

Gain Therapeutics’ lead drug candidate, GT-02287, is in development for the treatment of GBA1 Parkinson’s disease (GBA1-PD). The orally administered, brain-penetrant small molecule is an allosteric protein modulator that restores the function of the lysosomal protein enzyme glucocerebrosidase (GCase) which becomes misfolded and impaired due to a GBA1 gene mutation, the most common genetic abnormality associated with PD. In preclinical models of PD, GT-02287 restored GCase enzymatic function, reduced aggregated α-synuclein, neuroinflammation and neuronal death, increased dopamine levels and improved motor function. Additionally, GT-02287 significantly reduced plasma neurofilament light chain (NfL) levels, an emerging biomarker for neurodegeneration.

The program has been awarded funding support from The Michael J. Fox Foundation for Parkinson’s Research (MJFF), The Silverstein Foundation for Parkinson’s with GBA, and InnoSuisse.

About GBA1 Parkinson’s Disease

GBA1 Parkinson’s disease is caused by mutations in the GBA1 gene, found in up to 15% of patients with Parkinson’s disease and making it the primary genetic risk factor. The mutation causes dysfunctional misfolding of the lysosomal enzyme glucocerebrosidase (GCase), reducing its activity in the brain and leading to the subsequent accumulation of α-synuclein and neurodegeneration of dopamine cells. Patients with GBA1-PD tend to have earlier onset and faster symptom progression than sporadic PD, a progressive neurodegenerative disease characterized by a motor syndrome consisting of bradykinesia (slowness of movement), rigidity, resting tremors, and postural instability. With current therapies treating only the symptoms of Parkinson’s disease without affecting the underlying progression of the disease, there is an unmet need to develop novel disease-modifying therapies such as GT-02287 that have the potential to slow or stop disease progression and help improve outcomes in this patient population.

About Gain Therapeutics, Inc.

Gain Therapeutics, Inc. is a clinical-stage biotechnology company leading the discovery and development of next generation allosteric therapies. Gain’s lead drug candidate GT-02287, in development for the treatment of GBA1 Parkinson’s disease, is currently being evaluated in a Phase 1 clinical trial.

Leveraging AI-supported structural biology, proprietary algorithms and supercomputer-powered physics-based models, the company’s SEE-Tx® discovery platform can identify novel allosteric binding sites on disease-implicated proteins, pinpointing pockets that cannot be found or drugged with current technologies. Gain’s unique approach enables the discovery of novel, allosteric small molecule modulators that can restore or disrupt protein function. Deploying its highly advanced platform, Gain is accelerating drug discovery and unlocking novel disease-modifying treatments for untreatable or difficult-to-treat disorders including neurodegenerative diseases, rare genetic disorders and oncology. For more information, please visit GainTherapeutics.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements”. In some cases, you can identify these statements by forward-looking words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "goal, " "intend," "seek, " "potential" or "continue," the negative of these terms and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the development of the Company’s current or future product candidates including GT-02287; expectations regarding the timing of results from a Phase 1 clinical study for GT-02287; the potential therapeutic and clinical benefits of the Company’s product candidates; the Company’s financial position and ability to execute on the next phase of its strategy; and the Company’s anticipated cash runway guidance, including the ability for the Company’s current and projected cash to allow the Company to meet value inflection points. These forward-looking statements are based on the Company’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause the Company’s preclinical and future clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. These statements are not historical facts but instead represent the Company's belief regarding future results, many of which, by their nature, are inherently uncertain and outside the Company's control. Many factors may cause differences between current expectations and actual results, including the impacts of the post-COVID-19 environment and other global and macroeconomic conditions on the Company’s business; clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials, clinical trial site activation or enrollment rates that are lower than expected; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause the Company’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified in the section titled “Risk Factors,” in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 23, 2023 and its other documents subsequently filed with or furnished to the Securities and Exchange Commission from time to time. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor & Media Contact:

Susan Sharpe
Linnden Communications
(919) 602-2330
susan@linndencom.com